Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations	Carl Hymans
Tiens Biotech Group (USA), Inc.	G. S. Schwartz & Co.
Tel: +86-22-8213-7594	Tel: 212-725-4500
Fax: +86-22-8213-7594	Fax: 212-725-9188
Email: investor@tiens-bio.com	Email: carlh@schwartz.com
http://www.tiens-bio.com

TIENS BIOTECH GROUP (USA) REPORTS FIRST QUARTER RESULTS

NEW YORK – May 17, 2010 –Tiens Biotech Group (USA), Inc. (the “Company” or “Tiens”, NYSE AMEX: TBV), www.tiens-bio.com, today announced financial results for the first quarter ended March 31, 2010.

Revenue for the first quarter of 2010 was $11.4 million, compared to $18.2 million for the first quarter of 2009.

Net income for the first quarter of 2010 was $3.6 million, or $0.05 per share, compared to $9.0 million, or $0.12 per share for 2009.

Revenue in China increased to $6.8 million for the first quarter of 2010, compared to $2.7 million for the same period in 2009. The Company’s 2010 first quarter sales in China was, however, comparable to the 2009 average quarterly sales in China of $6.8 million. Management believes that Tianshi Engineering’s announced plans to increase prices of its products during the third quarter of 2008 prompted customers to stock up on certain products in late 2008, thereby decreasing customer demand in the first quarter of 2009.  Revenue in China for the first quarter of 2009 was lower than any other quarter in 2009.

Results for the first quarter of 2010 reflect a decrease in international revenue to $4.6 million, from $15.5 million for the same period in 2009 and was lower than the 2009 quarterly average revenue of $8.7 million.  Management believes that uneven bulk ordering significantly contributed to the decrease as some international distributors purchase products only once or twice during each year. The decrease is also due to declined sales to Indonesia and Vietnam. In the first two quarters of 2009, customers in Indonesia and Vietnam significantly stocked up on the Company’s products, which depressed subsequent sales in the latter half of 2009 and through the first quarter of 2010.  Sales declines in these regions also reflect the recent adjustment by the Company’s international distributors of the direct selling rules for customers in these regions, which is expected to increase long-term sales but negatively affect near-term sales.

Additionally, during 2008, China’s Administration of Quality Supervision, Inspection and Quarantine (“AQSIQ”) carried out a national campaign against unsafe food and substandard products, which brought on a general slow-down and backlog of export clearances for Chinese food products.  Upon the lifting of the regulations, overseas affiliated companies began to purchase more products, thereby increasing sales in the first quarter of 2009.

Other Highlights

Cost of sales for the first quarter of 2010 were $3.4 million, compared to $5.7 million for the first quarter of 2009. This decrease was mainly due to the corresponding decrease in sales for the period.  Cost of sales decreased at a higher rate than revenue, which is mainly attributable to the increased sales percentage of certain products, such as Cordyceps Capsules, which have a higher profit margin.

Gross profit for the first quarter of 2010 was $8.0 million, compared to $12.5 million for the first quarter of 2009.  The gross profit margin for the first quarter of 2010 was 69.8%, compared to 68.6% for the first quarter of 2009.

Selling, general and administrative expenses were $3.5 million for the first quarter of 2010, compared to $3.1 million for first quarter of  2009.  The increase was primarily due to increases in bad debts.  Selling and administrative expenses as a percentage of sales was 30.7% for the first quarter of 2010, compared to 17.2% for the first quarter of 2009, primarily due to fixed costs which do not increase or decrease in line with sales.

As of March 31, 2010, Tiens had $129.6 million of retained earnings and total shareholders' equity of $179.3 million.

Jinyuan Li, Chairman, President and CEO of Tiens, said, “We are pleased to report an increase in domestic sales. We are confident that both international and domestic sales will return to, and potentially exceed, previous levels as customers and distributors begin to replenish stored up products.  We remain committed to building greater market share in China, expanding our international customer base, and further implementing our strategic plans for long-term domestic and international growth.”

About Tiens Biotech Group (USA), Inc. www.tiens-bio.com

Tiens Biotech Group (USA), Inc. (NYSE AMEX: TBV) conducts its business operations from Tianjin, People’s Republic of China. Tiens primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary supplements.

Tiens derives its revenues principally from product sales to affiliated companies in China and internationally in 54 countries.  Since its establishment, Tiens has developed and produced 37 nutrition supplements, which include wellness products and dietary supplements.  Tiens develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Tiens has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Tiens conducts the marketing and sales of its products through its affiliated company, Tianshi Engineering. Tianshi Engineering markets and sells Tiens’ products in China through chain stores, domestic affiliated companies, and its 92 branches.  Outside of China, Tiens sells its products to affiliated companies in 54 countries who in turn sell through an extensive direct sales force, or multi-level marketing sales force. The Company’s direct sales marketing program is subject to governmental regulation in each of these countries.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  Such forward-looking statements are not necessarily indicative of future financial results, and may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; (iv) whether the Company continues to experience delays in the export clearance of its products; (v) whether Tianshi Engineering, the Company’s affiliate which sells its products in China, obtains a direct selling license in China; and (vi) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at http://www.sec.gov under "Search for Company Filings."

-Tables Follow-

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE  MONTHS ENDED MARCH 31, 2010 and 2009 (UNAUDITED)

	Three months ended March 31,
	2010	2009
REVENUE - RELATED PARTIES	$11,403,363	$18,237,545

COST OF SALES - RELATED PARTIES	3,440,881	5,735,059

GROSS PROFIT	7,962,482	12,502,486

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,497,547	3,130,936

INCOME FROM OPERATIONS	4,464,935	9,371,550

Interest expense	-	(52,616)
Interest income	1,872	85,768
Other expense	(253,710)	(45,288)
OTHER (EXPENSE) INCOME, NET	(251,838)	(12,136)

INCOME BEFORE INCOME TAXES	4,213,097	9,359,414

INCOME TAXES	609,502	359,615

NET INCOME	3,603,595	8,999,799

LESS: Net income attributable to the noncontrolling interest	(342,057)	(406,974)

NET INCOME ATTRIBUTABLE TO THE COMPANY	3,261,538	8,592,825

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	14,970	200,003

COMPREHENSIVE INCOME ATTRIBUTABLE
TO THE COMPANY	3,276,508	8,792,828

COMPREHENSIVE INCOME ATTRIBUTABLE
TO THE NONCONTROLLING INTEREST	343,398	419,595

COMPREHENSIVE INCOME	$3,619,906	$9,212,423

EARNINGS PER SHARE,
BASIC AND DILUTED	$0.05	$0.12

WEIGHTED AVERAGE NUMBER OF SHARES,
BASIC AND DILUTED	71,333,586	71,333,586

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 (UNAUDITED) AND DECEMBER 31, 2009

	March 31,	December 31,
	2010	2009
	(Unaudited)
A S S E T S

CURRENT ASSETS:
Cash	$9,873,298	$1,848,328
Accounts receivable, trade - related parties, net of
allowance for doubtful accounts of $1,621,619 and $1,419,178
as of March 31, 2010 and December 31, 2009, respectively	10,245,625	15,379,312
Inventories	5,024,331	5,328,052
Other receivables	902,216	995,657
Other receivables - related parties	39,458,619	44,561,626
Employee advances	101,755	115,673
Prepaid expenses	594,263	658,193
Prepaid taxes	171,715	407,534
Total current assets	66,371,822	69,294,375

PROPERTY, PLANT AND EQUIPMENT, net	9,811,115	10,124,483

OTHER ASSETS:
Construction in progress	133,225,733	125,572,621
Construction deposits	3,763,996	1,405,997
Intangible assets, net	12,789,812	12,864,295
Other assets	13,400,435	11,847,937
Total other assets	163,179,976	151,690,850

Total assets	$239,362,913	$231,109,708

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$4,211,661	$5,012,157
Advances from customers - related parties	8,461,804	4,426,751
Wages and benefits payable	1,068,256	1,484,852
Income taxes payable	314,266	-
Contractor deposits	183,420	183,395
Contractor payables	18,834,263	18,513,216
Other payables	1,168,820	1,151,551
Other payables - related parties	4,405,557	3,326,110
Total current liabilities	38,648,047	34,098,032

NON-CURRENT LIABILITIES
Deferred income	11,238,037	11,236,501
Total non current liabilities	11,238,037	11,236,501

Total liabilities	49,886,084	45,334,533

EQUITY:
Shareholders' equity of the Company:
Common stock, $0.001 par value, 250,000,000 shares authorized,
71,333,586 issued and outstanding, respectively	71,334	71,334
Paid-in-capital	18,118,007	18,042,189
Statutory reserves	13,217,217	13,217,217
Retained earnings	129,631,801	126,370,263
Accumulated other comprehensive income	18,277,093	18,262,123
Total shareholders' equity of the Company	179,315,452	175,963,126
Noncontrolling interest	10,161,377	9,812,049
Total equity	189,476,829	185,775,175
Total liabilities and equity	$239,362,913	$231,109,708

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

	Three months ended March 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,603,595	$8,999,799
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Provision for doubtful accounts	202,247	(184,568)
Depreciation	417,469	544,811
Amortization	83,557	97,143
Interest expense	-	1,372
Gain on sale of assets	(15,082)	(11,652)
Rental expense borne by a related party	81,749	81,626
(Increase) decrease in assets:
Accounts receivable, trade - related parties	4,933,543	(1,493,130)
Other receivables	93,577	(17,415)
Other receivables - related parties	(1,200,159)	(2,567,169)
Inventories	304,560	1,398,175
Employee advances	13,935	(76,407)
Prepaid expense	64,017	(589,907)
Increase (decrease) in liabilities:
Accounts payable	(819,926)	(567,056)
Advances from customers - related parties	4,034,448	1,364,661
Wages and benefits payable	(416,798)	(393,303)
Other taxes payable	550,140	(270,424)
Other payables	19,487	(565,726)
Other payables - related parties	1,079,414	106,916
Net cash provided by operating activities	13,029,773	5,857,746

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Life Resources	3,000,000	-
Proceeds from disposal of a subsidiary	700,000	-
Construction deposits	(562,642)	(1,163,628)
Contractor deposits	-	48,930
Addition to construction in progress	(9,112,590)	(4,483,010)
Equipment deposits	(1,558,192)	-
Proceeds from sales of properties	2,621,021	17,031
Purchase of equipment and automobiles	(88,505)	(1,035,910)
Net cash used in investing activities	(5,000,908)	(6,616,587)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	-	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3,895)	55,752

NET INCREASE (DECREASE) IN CASH	8,024,970	(703,089)

CASH, beginning of period	1,848,328	44,854,511

CASH, end of period	$9,873,298	$44,151,422

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$-	$266,273
Income taxes	$213,625	$3,877,420

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES
REVENUE BY REGION

	Three months ended
	March 31,

	2010	2009	Change

China	$6,783,273	$2,742,620	147.3%
International	$4,620,090	$15,494,925	-70.2%
Total	$11,403,363	$18,237,545	-37.5%